Exhibit 5.1

October 3, 2023

Atlas Energy Solutions, Inc.

5918 W. Courtyard Drive, Suite 500

Austin, Texas 78730

Ladies and Gentlemen:

We have acted as counsel for Atlas Energy Solutions, Inc., a Delaware corporation (the “Company”), as successor to Atlas Energy Solutions, Inc. (“Predecessor Atlas”) in connection with the Company’s filing with the Securities and Exchange Commission (the “SEC”) of the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-270507) (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Act”), with respect to the Reorganization (as defined below).

As part of an internal reorganization of Predecessor Atlas, the Company replaced the predecessor entity as the new publicly-traded company on the New York Stock Exchange (the “Reorganization”) pursuant to that certain master reorganization agreement, dated as of July 31, 2023 (the “MRA”), the closing of which occurred on October 2, 2023. As a result of the Reorganization, each of the issued and outstanding Class A Common Stock, par value $0.01 per share, of the Company’s predecessor entity was exchanged for one share of the Company’s Common Stock and the holders of Existing Class A Shares at such time became stockholders of the Company. In connection with the Reorganization, the Company assumed and adopted the Atlas Energy Solutions Inc. Long Term Incentive Plan (the “Plan”) and outstanding awards thereunder and as a result, shares of Company Common Stock (the “Shares”) are issuable pursuant thereto.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Post-Effective Amendment, (ii) certain resolutions adopted by the board of directors of the Company, (iii) the Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete, and (vii) that the Shares will be issued in accordance with the terms of the Plan.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond Riyadh San Francisco Tokyo Washington	845 Texas Avenue, Suite 4700 Houston, Texas 77002 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

Atlas Energy Solutions, Inc. October 3, 2023 Page 2

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued by the Company in accordance with the terms of the Plan and the instruments executed pursuant to the Plan, as applicable, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

This opinion may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P
Vinson & Elkins L.L.P.